Exhibit 4.10

AMENDMENT TO TENON MEDICAL, INC. 2022 EQUITY INCENTIVE PLAN

July 23, 2024

Subject to the approval of the stockholders (the “Stockholder Approval”) of Tenon Medical, Inc., a Delaware corporation (the “Company”), at the Company’s 2024 Annual Meeting of Stockholders, the Tenon Medical, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) is hereby amended as follows:

1. Section 3. Sections 3.1 and 3.2 of the 2022 Plan are hereby amended and restated in its entirety as follows:

“3.1 Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 of the Plan and the automatic increase set forth in Section 3.2 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to 1,408,959 Shares. In addition, Shares may become available for issuance under Section 3.2 of the Plan. The Shares may be authorized but unissued, or reacquired Common Stock.

“3.2 Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2025 Fiscal Year, in an amount equal to the least of (a) 2,200,000 Shares, (b) a number of Shares equal to four percent (4%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.”

2. Section 2.12. Section 2.12 of the 2022 Plan is hereby amended and restated in its entirety as follows:

“2.12 “Consultant” means any natural person, including an advisor, or any legal entity, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities.”

Except as expressly amended hereby, the terms of the 2022 Plan shall be and remain unchanged and the 2022 Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

TENON MEDICAL, INC.

By:	/s/ Steven Foster
Name:	Steven Foster
Title:	Chief Executive Officer and President